Exhibit 99.1

SOURCE: Vantage Drilling International

Vantage Drilling International Announces Letter of Award for the Platinum Explorer

HOUSTON, TX, February 3, 2021 – Vantage Drilling International (“Vantage” or the “Company”), announced today, that its ultra-deepwater drillship, the Platinum Explorer, has received a letter of award for a two-year contract from Oil and Natural Gas Company (“ONGC”).  The Platinum Explorer is currently performing under an existing three-year contract with ONGC, which is expected to conclude in the second quarter of 2021.  The new contract with ONGC is expected to begin once the existing campaign concludes. Expected revenues over the new two-year contract term, exclusive of service tax, are approximately $109 million.

Ihab Toma, the Company’s Chief Executive Officer, commented, “We are very pleased to receive this award from ONGC.  We have been working successfully with the Platinum Explorer for ONGC since the rig was built in 2010 and have built a first-class operation in India with them.  We look forward to this program and continuing to provide our esteemed client another safe and successful campaign.”

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships, including one currently held for sale, and five premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and large independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

Douglas E. Stewart

Chief Financial Officer & General Counsel

Vantage Drilling International

(281) 404-4700